                                   EXHIBIT 4.7



                            SOUTHERN CALIFORNIA BANK




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                               EXECUTIVE INCENTIVE
                                COMPENSATION PLAN
                                    FOR 1996

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                                  CONFIDENTIAL
                                  ------------
                                December 19, 1995

BUSINESS STRATEGY

Southern California Bank believes our key responsibility is to provide high quality, relationship-based financial services to businesses and consumers within our market area. We work constantly to satisfy our customer needs and to provide services that are convenient, reliable and fairly priced.


TOTAL COMPENSATION PHILOSOPHY

The cornerstone of any effective compensation program is the philosophy on which it is based. Southern California Bank's compensation philosophy is to provide its executives with a TOTAL COMPENSATION PROGRAM, including base salaries, incentives, stock options and benefits that is:

-    Based on achievement of key results and performance.

-    True to our organization values and culture.

-    Highly competitive within the external marketplace.

To accomplish this, we have established base salary levels fully competitive with market rates. Incentives enable you to increase your compensation significantly based on the Bank's annual performance results. Stock options provide the necessary link to increased shareholder value. Benefits consider your needs as well as program costs and tax efficiency.


GOALS OF THE PROGRAM

The goals of our total compensation program are to:

-    Attract, motivate and retain high-caliber executives.

- Make sure we are all working towards those objectives critical to our growth and profitability.

-    Recognize and reward your contribution to that success.

-    Inspire teamwork.

-    Pay above competitive market levels in total compensation based on results.

TOTAL COMPENSATION PROGRAM

Four major elements make up our total compensation program:

-    Base salary

-    Incentive compensation

-    Executive benefits, including deferred compensation

-    Stock options.


1.   BASE SALARY

In pricing our services/products, we consider market conditions and what our competitors charge for similar services/products. Likewise, to determine competitive compensation levels, we look outside to see what other banks pay for similar jobs.

Competitive compensation levels were obtained through participation in industry surveys and a proxy review of banking institutions in Northern and Southern California with assets primarily between $400 million and $1 billion. Based on that data, we have developed base salaries for each executive position and ensured that these salaries reflect competitive compensation levels within our industry peer group.

Your base salary is intended to reflect a compensation level for your individual skills, experience and performance, as well as the competitive level paid for your position within our industry peer group.

For 1996, participants in the Executive Incentive Compensation Plan, and other formal incentive plans, will not be eligible for merit increases as the Bank is looking to stabilize base salaries.

Opportunity for additional compensation will be dependent upon meeting or exceeding the goals in the Executive Incentive Compensation Plan and on the Executives' attainment of individual performance objectives.

2.   INCENTIVE COMPENSATION

The 1996 Executive Incentive Compensation Plan is based on how well the Bank performs and how well you, individually, perform.

- Bank and individual performance are viewed as independent components of the incentive award, with Bank performance weighted 75% and individual, 25%.

-    Bank performance will be measured by 1996 bank average return on equity
     (ROE), and capital, asset quality, and liquidity requirements.

- Individual performance is measured on achievement of specific functional area objectives and management performance.

- Target for average ROE for the Bank has been established for the incentive period, January 1, 1996 to December 31, 1996.

INCENTIVE AWARD OPPORTUNITY

- Target awards, defined as a percentage of base salary, are established for each executive. This is the amount you will receive if the Bank achieves target goals and objectives, and your performance is rated at a level of "Achieves Expectations" or greater.

- These target awards increase when results exceed the goal and decrease when results are less than the goal.

- Specifically, the elements to be evaluated in calculating executive incentive awards are as follows:


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                             BANK PERFORMANCE (75%)
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THRESHOLD:
     -    Minimum Level Average ROE of 8.54% for the Bank for 1996.
     - Capital: Tier 1 Leverage Ratio not to fall below 7.0% based on an average of four quarterly calculations for 1996.
     - Asset Quality: Net Loan Losses, as a percentage of average loans outstanding, for the calendar year ending December 31, 1996, not to exceed 1.2%.
     - Liquidity Ratio within policy guidelines of 20 to 40% as measured at the end of each quarter in 1996.
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TARGET:
     -    Average Bank ROE of 10.05% for 1996.
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                          INDIVIDUAL PERFORMANCE (25%)
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THRESHOLD:
     -    "Achieves Expectations"
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TARGET:
     -    Goal attainment
     -    Managerial/Team Performance
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-    The following pages present the incentive earnings schedule and examples of award calculations.

- Incentive awards will be paid in cash within 30 days after annual performance figures have been verified by the Bank's external auditors and the CEO and Board of Directors.

                             1996 INCENTIVE SCHEDULE

----------------------------------------------------------------------------------------------------
                                   AVERAGE ROE (75%)                  INDIVIDUAL
                                                                      PERFORMANCE* (25%)
----------------------------------------------------------------------------------------------------
               1996                PERCENTAGE     PERCENTAGE          GOAL ACHIEVEMENT
               ATTAINED            ATTAINED       INCENTIVE           MANAGERIAL
               ROE                                EARNED
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                8.53              LESS THAN 85%     0%
----------------------------------------------------------------------------------------------------
THRESHOLD       8.54                85%            50%                "ACHIEVES EXPECTATIONS"
----------------------------------------------------------------------------------------------------
                8.84                87%            60%
                9.14                90%            70%
                9.44                94%            80%
                9.74                97%            90%
----------------------------------------------------------------------------------------------------
TARGET         10.05               100%           100%                100% OF TARGET AWARD
----------------------------------------------------------------------------------------------------
               10.51               104%           105%
               10.97               108%           110%
               11.43               112%           115%
               11.89               116%           120%
               12.35               119%           125%
               12.81               123%           130%
               13.27               127%           135%
               13.73               131%           140%
               14.19               135%           145%
               14.65               139%           150%
               15.11               143%           160%
               15.58               149%           170%
               16.05               156%           180%
               16.52               162%           190%
----------------------------------------------------------------------------------------------------
MAXIMUM        16.99               169%           200%                "EXCEEDS EXPECTATIONS"
                                                                      150% OF TARGET AWARD
----------------------------------------------------------------------------------------------------

* Individual performance for EVPs will be determined via assessment of performance as done by the CEO and reviewed by the Board Compensation and Benefits Committee; the rating for individual performance of the CEO will be determined by the Chairmen of the various Board Committees. Percentage of incentive earned for individual performance component does not accelerate beyond average ROE% attained until Bank achieves target level (100%) of average ROE performance.

                             EXAMPLE OF CALCULATION


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                (SCENARIO I - BANK EXCEEDS AVERAGE ROE TARGET)

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ASSUMPTIONS                                  PERFORMANCE RESULTS
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-  Base Salary:                 $130,000     -  Bank meets all threshold goals

-  Target Incentive (25%):       $32,500     -  ROE is 108% of goal

-  Target Annual Total Cash:    $162,500     -  Individual performance "Achieves
                                                Expectations"

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
----------------------------------------------------------------------------------------------------
TARGET INCENTIVE AWARD             INCENTIVE AWARD CALCULATIONS
----------------------------------------------------------------------------------------------------
BANK ELEMENT AVERAGE ROE
(75% WEIGHTING)

-  Target ROE:                   $24,375     108% of Goal        110% X $24,375 =            $26,813

INDIVIDUAL ELEMENT
(25% WEIGHTING)

-  Target:                        $8,125     100%                100% X $8,125 =              $8,125
                                  ------     (ACHIEVES                                        ------
Total Target Incentive:          $32,500     EXPECTATIONS)       TOTAL EARNED INCENTIVE      $34,938
----------------------------------------------------------------------------------------------------

                             EXAMPLE OF CALCULATION

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           (SCENARIO II - BANK FAILS TO ATTAIN AVERAGE ROE TARGET)


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ASSUMPTIONS                                  PERFORMANCE RESULTS
--------------------------------------------------------------------------------

-  Base Salary:                 $130,000     -  Bank meets all threshold goals

-  Target Incentive (25%):       $32,500     -  ROE is 85% of goal

-  Target Annual Total Cash:    $162,500     -  Individual performance "Exceeds
                                                Expectations"
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--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
   TARGET INCENTIVE                             INCENTIVE AWARD CALCULATIONS
          AWARD
----------------------------------------------------------------------------------------------------
BANK ELEMENT AVERAGE ROE
(75% WEIGHTING)

-  Target ROE:                   $24,375     85% of Goal         50% X $24,375 =             $12,187

INDIVIDUAL ELEMENT
(25% WEIGHTING)

-  Target:                        $8,125     50% *               50% X $8,125 =               $4,063
                                  ------     (EXCEEDS                                         ------
                                             EXPECTATIONS)
                                                                 TOTAL EARNED INCENTIVE      $16,250

----------------------------------------------------------------------------------------------------


* Percentage incentive earned for individual performance component does not accelerate beyond average ROE% attained until Bank achieves target ROE performance.

3.   EXECUTIVE BENEFIT PROGRAMS

The Bank recognizes that the well being of our executives and their families is an important factor in your individual performance and, therefore, to our overall success.

Our benefits and perquisites are designed to provide protection, savings, security, and rest and relaxation. They are also designed to be flexible and tax efficient. These plans are so much a part of our lives that we often take them for granted and forget how valuable they are. Our programs are highly competitive and comprehensive, adding approximately 40% to your annual pay, including:

-    Deferred Compensation

-    Medical, dental and vision insurance

-    401(k) savings plan

-    Long-term disability insurance

-    Life insurance

-    Leased automobile

-    Vacations and holidays.


4.   STOCK OPTIONS

Our executive stock option program is intended to reward your continued tenure with Southern California Bank and to reward your contributions over time.

Holding options provides you with an excellent opportunity to achieve considerable capital accumulation longer term, and to participate in the Bank's success and growth along with our external shareholders.

Options are most frequently used at the executive level and optionee holdings are reviewed on an annual basis.

                            SOUTHERN CALIFORNIA BANK

                   1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

                              TERMS AND CONDITIONS
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1.   PARTICIPATION

Executive positions that are eligible to participate for Plan Year 1996, their targeted incentive award levels and the weighting between Bank and individual performance are listed in EXHIBIT I. Executives must have been employed for at least one full calendar quarter, in an eligible position, to be eligible for an award under the plan.

2.   EFFECTIVE DATE

This program supersedes all previous incentive compensation or bonus plans. It became effective January 1, 1996 and, subject to Southern California Bank's rights as described below to amend, modify or discontinue the program at any time during the specified period, the program will remain in effect until December 31, 1996.

3.   PROGRAM ADMINISTRATION

This program is authorized and administered annually by the Compensation and Benefits Committee of the Board of Directors through the Chief Executive Officer
(CEO), with process and procedural assistance from the Executive Vice President, Human Resources. The Board Compensation and Benefits Committee has final authority to interpret the program and to make or nullify any rules and procedures as necessary for proper program administration. Any determination of the Committee about the program will be final and binding on all participants.

4.   PROGRAM CHANGES OR DISCONTINUANCE

Southern California Bank has developed this program based on existing business, market and economic conditions; current services; and personnel assignments.

If substantial changes occur at the Bank which affect these conditions, services, assignments, or forecasts, the Compensation and Benefits Committee may add to, amend, modify or discontinue any of the terms or conditions of the program at any time during the program's specified period, provided that this action does not reduce the amount of awards earned before the date of the action. Any modifications to the Plan must be in writing; the Plan cannot be modified orally.

5.   INCENTIVE COMPENSATION CALCULATION AND PAYMENT

All incentive awards will be based on a combination of Bank performance and individual performance and the percentages of earned incentive will be calculated using the Incentive Schedule chart for respective participants.

Incentive amounts will be calculated on the actual base salary of the executive as of December 31, 1996, less any bonuses or incentives, car allowances, housing allowances, relocation payments or other non-base compensation elements.

Incentive awards will be paid in cash after the end of the fiscal year and within 30 days after annual performance figures have been verified by the Bank's external auditors and the CEO and Board of Directors.

Any rights accruing to a participant or his/her beneficiary under the program shall be solely those of an unsecured general creditor of Southern California Bank. Nothing contained in the program and no action taken pursuant to the provisions hereof will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Southern California Bank or the CEO and the participant or any other person. Nothing herein will be construed to require Southern California Bank or its CEO or Board of Directors to maintain any fund or to segregate any amount for a participant's benefit.

Incentive payments will be included as compensation in the year paid for determining compensation under benefit programs. Incentive compensation will be considered taxable income to participants in the year paid and will be subject to all legally required withholdings. Actual tax liability is the participant's responsibility.

--------------------------------------------------------------------------------

Participants must have attained an overall individual performance rating of "Achieves Expectations" for their performance for the Plan Year period to be eligible to receive an incentive award.

In all cases, the Bank's performance will serve as the threshold for any payments made under this Executive Incentive Plan. If the Bank fails to attain its capital, credit quality or liquidity thresholds, or if it fails to attain the specified minimum profitability level, no payments will be made to participants even if individual and functional area performance goals have been met and/or exceeded.

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                                       10

6.   TERMINATION OF EMPLOYMENT

A participant, to receive his or her award, must be an active full-time employee of Southern California Bank on the last day of the incentive period for which an award is earned (i.e., December 31, 1996).

Voluntary resignation, prior to the end of the incentive period, will serve as a forfeiture of any award. A person being terminated involuntarily will not be eligible for any awards under this plan.

7.   NEW HIRES, PROMOTIONS, TRANSFERS, APPROVED LEAVES OF ABSENCE

Participants who are not employed by Southern California Bank at the beginning of the Plan Year may receive a proration of their earned award based on their length of employment, except that an executive hired, transferred or promoted into an eligible position on or after October 1, 1996 will not be eligible for any incentive award under this Plan.

Participants who are on an approved Leave of Absence may be eligible for a pro-rated payment of earned incentive awards provided that the leave does not exceed 90 days in length.

8.   DISABILITY, DEATH, OR RETIREMENT

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his or her incentive award for the incentive period shall be prorated so that no award shall be earned during the period of long-term disability.

In the event of death, Southern California Bank will pay to the estate or the beneficiary of the participant the pro rata portion of the earned award that the participant would have received if he/she had lived to the end of the Plan Year.

Incentive award payments will be prorated in the event that a participant retires before the end of the Plan Year.

9.   MISCELLANEOUS

The Plan will not be deemed to give any participant the right to be retained in the employ of Southern California Bank, which is an "at-will" employer, nor will the Plan interfere with the right of the Bank to discharge any participant for any reason, with or without cause or notice, at any time.

The Plan will not be deemed to constitute a contract of employment with any participant or to be a consideration for the employment of any participant; rather, I understand that Southern California Bank and I have the right to terminate my employment for any reason at any time, and that this policy may be modified only in a written document signed by Southern California Bank's President and CEO.

Participation in the 1996 Executive Compensation Plan does not guarantee participation in future incentive plans or other bonus or profit sharing programs. Plan structures and participation will be determined on a year-to-year basis.

                                                                       EXHIBIT I
                                                                       ---------


                            SOUTHERN CALIFORNIA BANK

                   1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

                              TERMS AND CONDITIONS
--------------------------------------------------------------------------------

                               ELIGIBLE POSITIONS
                               ------------------

-    President and Chief Executive Officer

-    EVP/Chief Operating Officer

-    EVP/Chief Credit Officer & Chief Administrative Officer

-    EVP/Corporate Banking

-    EVP/Chief Financial Officer

-    EVP/Human Resources



                             TARGET AWARD STRUCTURE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Position           Target         Incentive Calculation                Incentive Opportunity
                    Award               Weighting                        (% of Base Salary)
                                  ---------------------       --------------------------------------
                                  Bank       Individual       Minimum*      Target **         Max***
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
PRES/CEO             40%           75%           25%              20%         40%              75%
EVP/COO              30%           75%           25%              15%         30%              56%
EVP/CCO              25%           75%           25%            12.5%         25%              47%
EVP/CB               25%           75%           25%            12.5%         25%              47%
EVP/CFO              25%           75%           25%            12.5%         25%              47%
EVP/HR               20%           75%           25%              10%         20%            37.5%
----------------------------------------------------------------------------------------------------

  *  MINIMUM = MINIMUM THRESHOLDS AND PERFORMANCE RATING OF "ACHIEVES
     EXPECTATIONS"

 **  TARGET = 100% AVERAGE ROE AND PERFORMANCE RATING OF "ACHIEVES EXPECTATIONS"

*** MAXIMUM = 200% OF BANK AVERAGE ROE AND PERFORMANCE RATING OF "EXCEEDS EXPECTATIONS"

                            SOUTHERN CALIFORNIA BANK

                   1996 EXECUTIVE INCENTIVE COMPENSATION PLAN

               EFFECTIVE JANUARY 1, 1996 THROUGH DECEMBER 31, 1996

                             PARTICIPATION AGREEMENT
                             -----------------------

I have read and reviewed the 1996 Executive Incentive Compen-sation Plan, including the Terms and Conditions, and understand their applicability. I understand the Plan will not be deemed to constitute a contract of employment or to be a consideration for my employment; rather, I understand that Southern California Bank is an "at-will" employer and that the Bank and I have the right to terminate my employment for any reason, at any time, and that this policy may be modified only in a written document signed by Southern California Bank's President and CEO or Chairman.


-----------------------------------               --------------------
Participant's Signature                           Date


In the event of my death, any awards payable under this plan shall be payable to the following beneficiary.


-----------------------------------               --------------------
Beneficiary Name                                  Social Security #


If you are married and the beneficiary you have named is someone other than your spouse, your spouse must sign below to indicate consent to the designated beneficiary.


-----------------------------------               --------------------
Signature of Spouse                               Date